Exhibit 11. Statement re computation of per share earnings


                                Avg           Avg Common
                               Common         & Dilutive      Basic     Dilutive
Year        Net Income       Shares O/S       Shares O/S       EPS         EPS
----        ----------       ----------       ----------       ---         ---
1999        $ 221,612         2,005,158        2,086,505      $0.11       $0.11
1998          220,825         2,005,121        2,046,813       0.11        0.11
1997          263,377         2,002,343        2,006,777       0.13        0.13